Exhibit 99.1

Individual Trustees

Daniel O. Conwill, IV

Gary C. Evans

Jeffrey S. Swanson

TEL OFFSHORE TRUST
THE BANK OF NEW YORK TRUST COMPANY, N.A., CORPORATE TRUSTEE
919 CONGRESS AVENUE / (800) 852-1422 / AUSTIN, TEXAS 78701

TEL OFFSHORE TRUST ANNOUNCES FIRST QUARTER 2007 DISTRIBUTION

AUSTIN, TEXAS March 29, 2007—TEL OFFSHORE TRUST announced the Trust’s quarterly distribution for the first quarter of 2007.  The amount available for distribution will be $1,167,574 or $.245727 per Unit.  The first quarter distribution will be payable on April 11, 2007 to unitholders of record on March 31, 2007.

Gas revenues recorded by the Working Interest Owners on the Trust properties increased from $2,449,797 in the fourth quarter of 2006 to $2,512,488 in the first quarter of 2007.  The increase in revenues was primarily due to increased production on West Cameron 643, where high pressure wells resumed production in the first quarter of 2007, partially offset by unscheduled downtime on Ship Shoal 182/183 due to platform repairs during January.  Gas production on Eugene Island 339 remains shut in.  However, gas sales are currently anticipated to resume on this property sometime in the second quarter of 2007.  Construction of a sales point on the existing platform must be completed by the operator to replace the Eugene Island 338 sales platform destroyed by Hurricane Rita, and the timing of resumed gas sales also assumes transportation availability is fully restored by the operator extending an existing pipeline and connecting production to an existing sales point on the Eugene Island 361 “A” platform.  This extension is intended to restore transportation availability previously provided by a third-party transmission pipeline that incurred significant hurricane-related damage, and is currently expected to be completed in May 2007.  The average price received for natural gas increased slightly to $6.77 per Mcf in the first quarter of 2007 as compared to $6.74 per Mcf received in the fourth quarter of 2006.  Natural gas volumes increased approximately 2% to 371,262 Mcf from 365,485 Mcf.

Crude oil revenues recorded by the Working Interest Owners increased 8% to $9,699,483 in the first quarter of 2007 from $8,971,657 in the fourth quarter of 2006.  Oil volumes during the first quarter of 2007 increased 22% to 160,005 barrels, compared to 130,776 barrels of oil produced in the fourth quarter of 2006.  The increases in revenue and production were due in part to positive adjustments by the Working Interest Owner of $985,832 and 11,674 barrels on Ship Shoal 182/183, due to master data errors that did not record one well, a revision by a third-party pipeline operator and pricing deduction errors during the second, third and fourth quarters of 2006.  The increase in production was also due in part to Eugene Island 339 B-12 well coming online in July of 2006 and the completion of the gas injection project on the Eugene Island 339

B-5 well.  The average price received for oil decreased 12% to $60.62 per barrel in the first quarter of 2007 from $68.60 per barrel in the fourth quarter of 2006.

The Trust’s share of capital expenditures increased by $441,827 in the first quarter of 2007 to $933,540, as compared to $491,713 in the fourth quarter of 2006.  The Trust’s share of operating expenses decreased by $107,722 in the first quarter of 2007 to $1,835,796 as compared to $1,943,518 for the fourth quarter of 2006.

The current escrow balance, current estimates of aggregate future capital expenditures, aggregate future abandonment costs, aggregate future production costs, aggregate future net revenues and current net proceeds also resulted in a net deposit of $811,000 to the Trust’s Special Cost Escrow Account in the first quarter of 2007, bringing the Trust’s Special Cost Escrow balance to $7,648,195 as of the end of the Trust’s first quarter.

This press release contains forward-looking statements.  Although the Working Interest Owners have advised the Trust that they believe that the expectations contained in this press release are reasonable, no assurances can be given that such expectations will prove to be correct.  The announced distributable amount is based on the amount of cash received or expected to be received by the Trustee from the Working Interest Owners on or prior to the record date. Any differences in actual cash receipts by the Trust could affect this distributable amount.  Other important factors that could cause these statements to differ materially include delays and costs in connection with repairs or replacements of hurricane-damaged facilities and pipelines, including third-party transportation systems, the actual results of drilling operations, risks inherent in drilling and production of oil and gas properties, and other factors described in the Trust’s Form 10-K for 2005 under “Item 1A. Risk Factors.”  Statements made in this press release are qualified by the cautionary statements made in these risk factors. The Trust does not intend, and assumes no obligations, to update any of the statements included in this press release.

The Bank of New York Trust Company, N.A.

AS CORPORATE TRUSTEE

CONTACT:  Mike Ulrich

(800) 852-1422

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